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                                                                   EXHIBIT 10.54


[LOGO OF SMART & FINAL]

MEMO

DATE:     May 31, 2001

TO:       Marty Lynch
          Executive Vice President & Chief Financial Officer

FROM:     Ross Roeder
          Chairman & Chief Executive Officer

SUBJECT:  Succession Planning Terms and Consulting Agreement


This purpose of this memorandum is to document the agreement between you and Smart & Final Inc. ("Company") regarding certain terms relating to your employment with the Company.

You have communicated your desire to retire from your current position as Executive Vice President and Chief Financial Officer. You have also assisted in the search for and transition to a new Chief Financial Officer. The following terms have been mutually agreed upon as additions or amendments to your Employment Agreement dated April 1, 1997 and as amended ("Employment Agreement") with the Company:

     1. Your service as Chief Financial Officer of the Company and your positions as corporate officer and/or director of Company subsidiaries terminated on May 23, 2001.

     2. Your service as Executive Vice President of the Company will cease as of May 31, 2001.

     3. In consideration of your services rendered during fiscal year 2000, you have received a performance-based bonus of $100,000.00, paid on March 15, 2001. It is understood that you will not thereafter be eligible for any additional payments under the Company's Annual Incentive (Bonus) Plan.

     4. Your accrued but unpaid vacation time is agreed to be $62,965.95 as of May 31, 2001. As soon as practicable after May 31, 2001, this amount will be paid to you less standard payroll deductions, and you agree that irrespective of any future service to the Company, that no additional vacation time shall thereafter accrue.

     5. In consideration of your Employment Agreement and in consideration of your future consulting service below, you will receive 24 months of severance payments commencing June 1, 2001, at your current annual rate of pay of $335,000, according to the Company's standard payroll practices. Payment of severance payments will continue in the event that you are incapacitated or die during the Consulting Term as defined below.

     6. Commencing June 1, 2001 you have agreed to serve as a consultant to the Company for a period of 24 months (the "Consulting Term"). In such capacity you have agreed to hold yourself available to render consultation and advice to the Company in regard to all aspects of the business. In consideration of your availability for consulting during the Consulting Term, you will receive a consulting retainer of $13,500 per month (payable according to the
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Marty Lynch - Succession and Consulting
May 31, 2000
Page 2

          Company's standard payroll practices) in addition to the severance payments under Paragraph 5 above. Payment of retainer fees will continue in the event that you are incapacitated or die during the Consulting Term.

     7. During the Consulting Term, it is understood that you will remain reasonably available for consultation at your residence by telephone and correspondence. It is expressly understood that you may be away from your residence for extended periods, but where it is practicable, you will endeavor to remain available by telephone.

     8. During the Consulting Term, if your services are requested by the Company at the Company's offices or at such other location as may be designated by the Company and you agree, the Company agrees to pay you an additional consulting fee on an hourly or per diem basis, including necessary travel time, with such fee to be negotiated in advance between the parties. The Company agrees to provide you with reasonable notice of such requests and if such request cannot be accommodated by you, you may decline such request without prejudice to any right to payment for other sums due herein. Unless otherwise agreed by you, the maximum consulting services required in any one calendar month shall be ten hours.

     9. All of your expenses reasonably incurred by you in the performance of your consulting duties for the Company during the Consulting Term, including but not limited to travel and lodging expenses, shall be promptly reimbursed by the Company.

     10. During the Consulting Term, you will not, without prior consent of the Chief Executive Officer of the Company, directly or indirectly render any material services to any other person, business, or entity that is in a materially competitive position with the Company or the Company's businesses (as described in the Company's Report on Form 10-K for the fiscal year ended December 31, 2000). In the event that the Chief Executive Officer of the Company does not grant consent, you have the right to appeal such decision to the Compensation Committee of the Board of Directors, whose majority decision shall be binding upon all parties. This provision, in no way limits your rights to provide services for compensation or otherwise to persons or firms that do not compete with the Company.

     11. In addition, throughout the term of the Consulting Agreement, you will continue to receive all other benefits under the Employment Agreement, and any and all plans, arrangements and agreements under which you are currently afforded benefits (collectively, the "Lynch Agreements"), except as provided in Paragraphs 3 and 4 above. The Lynch Agreements include, but are not limited to, your deferred compensation agreements dated April 15, 1992 and March 31, 1994, as amended, and the Supplemental Executive Retirement Plan ("SERP"). All consulting retainer payments and other consulting fees referred to herein, with the exception of reimbursement for expenses, will be treated as eligible compensation for purposes of determining benefits under the deferred compensation and SERP agreements.

     12. It is expressly acknowledged that at retirement you will be fully vested in the SERP, with a retirement benefit commencing no later than June 1, 2003 and payable on a 75% joint-and-survivor annuity basis where the annual annuity payment shall not be less than $201,269. The Company agrees that this annual SERP benefit amount shall be increased in respect
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Marty Lynch - Succession and Consulting
May 31, 2000
Page 3

          of any additional consulting fees which may be paid under Paragraph 8 above, in an amount of additional SERP benefit to be agreed in advance between the parties.

     13. If not sooner vested, the Company shall cause all of your stock options, restricted stock, and other equity benefits (collectively "Equity Benefits") to fully vest on June 1, 2003. Equity Benefits will remain exercisable for a three-year period thereafter. Until June 1, 2003 you will receive the benefit of any modifications or adjustments to any such Equity Benefits offered generally to other executive officers of the Company, but it is understood that you will not be eligible to participate in any new equity benefits which may be granted subsequent to May 31, 2001.

     14. In all other respects, the Lynch Agreements shall remain unmodified and in full force and effect.

     15. The consulting services listed hereunder in Paragraphs 6 through and including 10 may be assigned by you to a professional service organization in which you own a controlling interest, provided that the consulting services will be performed by you personally. Notwithstanding any such assignment, you agree that failure of a professional service organization to perform such services shall have the same legal effect as if you had failed to personally perform such service.

Except as modified by this amendment, in all other respects the Employment Agreement and all other existing agreements dealing with employment matters between you and the Company will remain unmodified and in full force and effect.

Marty, we are pleased with your assistance in the mutually agreeable transition to a new Chief Financial Officer. Your flexibility and cooperation are greatly appreciated.

If you agree that the above represents our understanding, please indicate this by your signature below.

For Smart & Final Inc:



/s/ Ross E. Roeder
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Ross E. Roeder
Chairman and Chief Executive Officer


Agreed and Accepted:


/s/ Martin A. Lynch
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Martin A. Lynch